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                                   EXHIBIT 16

     September 18, 1996



     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C.  20549


     Gentlemen:

     We have read Item 9 of this Form 10-K\A for the fiscal year ended December 31, 1995, of Tompkins County Trustco, Inc. and are in agreement with the statements contained in paragraphs 1 through 4 on page 3 therein.


                                    ERNST & YOUNG LLP